Exhibit 3.203

CERTIFICATE OF FORMATION

OF

ATLANTIC PIX LLC

1. The name of the limited liability company is Atlantic Pix LLC.

2. The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Atlantic Pix LLC this 4th day of September, 2009.

/s/ Paul Robinson
Paul Robinson Authorized Person